Execution Copy

Individual Employment Agreement

Made and Entered into this 16th day of April, 2007

By and Among:
HOMI Israel Ltd., a private, limited liability company, incorporated and existing under the laws of Israel, Company No. 512482787, whose address for the purposes of this Agreement shall be c/o Adv. Aryeh Reif, 17-4 Yitzchak Rabin Road, Bet Shemesh 99585, Fax: 02-9997993, email: Aryeh@ReifLaw.com (“Employer”);

And:	Linor Labandter, I.D. 038482576, whose address for the purposes of this Agreement shall be 100 Levi Eshkol St., Tel-Aviv 69361, email: linor.lab@gmail.com (“Manager”);

Whereas:	Employer is engaged in the supply of products and/or services relating to minibars and/or other appliances containing food and/or drink and/or other products; and

*Whereas:
Employer wishes to employ Manager in the position specified in Exhibit A’ to this Agreement (hereinafter: the “Position”), inter alia in reliance upon and subject to the representations, information and material contained in the CV documentation which Employer received from Manager and in reliance upon the representations and undertakings of Manager as set forth herein; and

Whereas:	Manager declares that she possesses the know-how, the experience, the abilities and the skill that are required in order to fulfil Manager’s duties in the Position to Employer’s satisfaction; and

Whereas:
Manager declares that there is no bar, legal, contractual or howsoever otherwise, to Manager’s (i) entering into this Agreement, (ii) being employed by Employer pursuant hereto and (iii) fulfilling all of Manager’s duties in the Position; and

Whereas:
The Parties wish to define and establish the terms and conditions which will apply to their relations for the duration of Manager’s employment by Employer, all as set forth in this Agreement, including any and all Appendices hereto (hereinafter: the “Agreement”);

Therefore, the parties have made condition and agreed as follows:

1.	Duration and Terms of Employment

1.1	Manager’s employment with Employer shall commence as of 1st May 2007, and this Agreement is for an undefined period of time, subject to the provisions herein relating to termination.

* 1.2
Manager’s terms of employment with Employer shall be as set forth in Exhibit A’ attached hereto. The provisions contained in Exhibit A’, together with any other statutory right to which Manager may be entitled, other than those already included by reference in Exhibit A’, constitute an exhaustive list of Manager’s rights and entitlements vis a vis Employer.

1.3
Employer shall be entitled, in its discretion and from time to time, to amend work procedures relating to the Position and/or Manager’s place of work, including the possible full-time and/or part-time, temporary and/or permanent transfer of Manager’s employment to one or more affiliated companies of Employer (each, an “Affiliate”), in which case any such affiliate may also be designated by Employer as being included in the definition of “Employer” herein, all the foregoing in accordance with Employer’s needs and without prejudice to Manager’s statutory rights.

Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy - Dated 16 April 2007

2.	Manager’s Representations and Undertakings

Manager represents, confirms and undertakes that:

2.1
all of the representations, information and material contained in the CV documentation which Manager delivered to Employer prior to the execution hereof are truthful; Manager is aware that Employer’s willingness to employ Manager under the terms hereof is based inter alia on all of the information which was delivered to Employer as above, and that Manager’s representations in this Section 2 constitute an integral and fundamental condition of Employer’s said willingness;

2.2
the very best of Manager’s time, energy and abilities will be dedicated to performing all of the duties which will be assigned to Manager by Employer from time to time during the course of Manager’s employment with Employer, all subject to the scope of the Position as set forth in Exhibit A’;

2.3
the Position will be filled by Manager, and all of the duties assigned to Manager in the course of Manager’s employment with Employer will be discharged, with dedication and skill, in accordance with the procedures and directions which will be established by Employer from time to time, and in accordance with the duty of trust which applies inter alia in view of the nature of the Position and the applicable provisions of Law, all the foregoing to Employer’s satisfaction;

2.4
the duties assigned to Manager in the course of employment with Employer shall be discharged by Manager in good faith and with integrity, for the good of Employer and its Affiliates alone, and Manager will refrain from any action which could harm Employer and/or any Affiliate, or cause any kind of damage to Employer and/or any Affiliate, and/or their assets, interests, reputation and/or goodwill, in any way whatsoever;

2.5
other than as set forth in Exhibit A’, Manager will not be permitted to receive any payment, consideration, reward or other benefit, whether monetary or otherwise, in respect of Manager’s employment with Employer or howsoever in connection therewith, from any person or entity whatsoever, including any of Employer’s customers and/or suppliers;

2.6
Manager is aware that, the Position is of a managerial nature and/or of a nature requiring special trust and that the particular circumstances of employment under this Agreement prevent comprehensive supervision of Manager’s work schedule, and, accordingly, that the provisions of the Hours of Work and Rest Act, 5711-1951, shall not apply to Manager, and Manager shall not be entitled to any compensation for employment with Employer, beyond that specified in this Employment Agreement and as set forth in Exhibit A’, and Manager is aware that such compensation was calculated accordingly;

2.7
Manager is aware that, during the course of employment with the Employer, important and valuable equipment which is used by Employer in the conduct of its business may be placed under Manager’s care and/or control; and Manager undertakes to take excellent care of all such equipment and to prevent any damage or loss to the equipment (except for reasonable wear and tear), for the duration of Manager’s employment with the Employer; and Manager agrees that if Manager shall be in breach of this provision and as a direct result damage is caused to the equipment, then Employer shall be entitled, without derogating from its other statutory remedies, to deduct the value of such damage from Manager’s salary, without the need to produce evidence quantifying the actual damage caused.

Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy - Dated 16 April 2007

3.	Work Procedures

Employer is a wholly owed subsidiary of Hotel Outsource Management International, Inc. (“HOMI Int’l”), which owns, directly or indirectly a number of other companies, around the world, all of which shall be deemed Affiliates for the purposes of this Agreement (“collectively, with Employer, “HOMI Companies”). Manager will report to the CEO of the HOMI Companies, or to any other person as may be stipulated in writing by Employer from time to time, and will receive from such person directions and instructions in relation to Manager’s duties, which Manager shall then discharge in accordance with the provisions of Section 2 above.

4.	Confidentiality; Ownership of Rights

4.1
Manager represents that she is aware that, in the context of and/or in the course of and/or as a result of Manager’s employment with Employer and/or howsoever otherwise, information and/or documents and/or trade secrets and/or commercial secrets of HOMI Companies, may become known to Manager (jointly and severally hereinafter: “Trade Secrets”), and Manager undertakes, as an integral and fundamental condition of Employer’s willingness to hire Manager, to maintain in strictest confidence any and all Trade Secrets that may become known to Manager, and to refrain from making any use thereof, other than in the context of discharging Manager’s duties in the Position and for the purpose of fulfilling Manager’s undertakings towards Employer as set forth herein, and to the best interests of the HOMI Companies alone.

4.2
Without limitation to the generality of other related provisions herein, Manager specifically undertakes not to disclose any information howsoever relating to HOMI Companies’ activity to any third party whatsoever.

4.3
In addition to the provisions of this Section 4 above, and without derogating therefrom, Manager confirms and agrees that all documents and/or other material which may be given to Manager or otherwise be in Manager’s possession in the context of and/or in the course of and/or as a result of Manager’s employment with Employer, is the property of HOMI Companies and, for as long as such shall be in Manager’s possession, Manager shall look after it in such way as to ensure that no unauthorised use may be made of it. Any and all such documents and/or material shall be returned to Employer by Manager forthwith upon their no longer being need by Manager in furtherance of Manager’s duties herein, or upon Employer’s first demand, whichever comes sooner, without Manager retaining any copy thereof.

4.4
Without limitation to the generality of this Section 4 above, Manager specifically undertakes to maintain in confidence the terms of this Agreement and not to disclose them, or any part thereof, to any person or entity.

4.5
Manager represents and confirms that Manager is aware and agrees, that Employer and/or other HOMI Companies shall be the owner of all of the rights in and to all of the fruits of Manager’s labour and all of the work product, of any kind whatsoever, that are related and/or that pertain, directly or indirectly, to Manager’s work hereunder (hereinafter: “Work Product”), and Manager undertakes not to make any use whatsoever, at any time whatsoever, of the Work Product, or any part thereof, other than solely for HOMI Companies’ benefit and in the context of Manager’s work for Employer under the terms hereof. For avoidance of doubt, it is hereby stipulated that any and all Work Product, and any and all information relating, directly or indirectly, to any and all Work Product, shall for all intents and purposes be deemed to be Trade Secrets. In the event of any dispute arising between the Parties as to the inclusion of any item within the definition of Work Product as defined above, the burden of proof shall rest with Manager alone, and until such time as Manager may, if at all, convince Employer that it is not Work Product, Manager undertakes to treat it as Work Product, and all the provisions hereof applying to Work Product shall also apply in such case.

Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy - Dated 16 April 2007

4.6
For avoidance of any doubt, it is hereby stipulated that all Work Product will be the property of Employer and/or HOMI Companies alone, and Manager shall not be entitled to any consideration or benefit, of any kind whatsoever, in connection with such Work Product, over and above Manager’s wages as defined herein, and Employer and HOMI Companies will be entitled to take, or refrain from taking, whatever action they see fit in relation to such Work Product, in their discretion, without the need to provide the reasons behind their decision, or to update Manager as to their decisions. Manager undertakes to sign any document that may be presented to Manager by Employer, such as may reasonably and customarily be required in order to implement and give effect to the provisions of Sections 4.5 and 4.6 above, including, without limitation, assignments and/or transfers of patents, copyright and/or any other similar right.

4.7
In view of the fact that Manager will become acquainted with extremely sensitive and classified Trade Secrets and Work Product in the course of Manager’s relations with HOMI Companies under this Agreement as mentioned in this Section 4 above, and further in view of the fact that such Trade Secrets and Work Product would give HOMI Companies’ competitors an unfair and unlawful advantage in trade, and further in view of the fact that HOMI Companies’ business is based, and fundamentally dependent, on the continued secrecy of such Trade Secrets and Work Product, and bearing in mind that such Trade Secrets and Work Product are proprietary to, and owned exclusively by HOMI Companies, and that unauthorized disclosure and/or use of such Trade Secrets and/or Work Product could constitute an actionable tort under the Commercial Torts Act (1999), and would be very likely to cause material damage to HOMI Companies, Manager hereby undertakes, in addition to, and without derogating from Manager’s non-disclosure undertakings, in order to reduce the risk of unauthorized disclosure and/or use of Trade Secrets and/or Work Product, that Manager will not, at any time during the Term of this Agreement and for a further period of 18 (eighteen) months following termination of this Agreement, for whatever reason, either personally or by means of any person and/or entity acting on Manager’s behalf and/or howsoever otherwise, directly or indirectly, do any of the following:

(i)
be employed by, consult to, participate in, or howsoever be connected with any Direct Competitor of Employer, anywhere in the world, where “Direct Competitor” means any entity or operation engaged in activity directly related to the HOMI Companies’ field of activity and is, or could be expected to be, in competition with such activity, all the foregoing insofar as the Manager’s involvement in said Direct Competitor is in the same or similar fields in which the Manager was engaged by the Employer and/or in relation to which the Manager was in possession of and/or had access to any Trade Secrets and/or Work Product;

(ii)
sell or offer for sale any Directly Competing Product, where “Directly Competing Product” means any product and/or service directly related to any of the products and/or services marketed and/or provided by HOMI Companies and/or that is, or could be expected to be, in competition with any of the foregoing.

4.8
The provisions of this Section 4 are intended to supplement, and not derogate from, Employer’s rights under applicable law, and these provisions shall remain in full and binding effect for the entire duration of this Agreement and for an unlimited period following the termination or cancellation of this Agreement at any time and under any circumstances.

Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy - Dated 16 April 2007

5.	Termination of Employment

5.1
This Agreement shall remain in force until such time as it is cancelled or shall come to an end in accordance with its terms and, concurrent with any such cancellation or termination, the employment relations between Employer and Manager shall also terminate for all intents and purposes.

5.2
Without derogating from the provisions of Section 5.1 above, either Party may terminate this Agreement and bring to an end the employment relations thereunder by means of unequivocal, 60 day advance written notice, to be delivered to the other Party in accordance with the law (the “Notice Period”).

5.3
Manager hereby expressly undertakes that, upon this Agreement being terminated by either Party, Manager will transfer the Position, at and subject to Employer’s request, in a comprehensive, orderly and responsible fashion, to whomsoever Employer may direct - the foregoing without in any way derogating from Manager’s other duties pursuant to this Agreement.

5.4
Manager is fully aware that, if Manger’s employment with Employer is terminated by Manager without delivery of proper advance notice as stipulated above, or prior to completion of said advance notice, then, without derogating from Employer’s right under this Agreement and under applicable law to take legal action for any and all damage that may be sustained by Employer as a result and/or arising out of said termination of employment relations, Manager shall also be obliged to pay Employer a sum equal to Manager’s regular wages for whatever portion of the Notice Period that Manager does not work as normal, and Employer will be entitled to deduct this sum from any sum that may be payable to Manager on account of and/or in connection with this Agreement. The same shall apply if Manager, following notice of termination by either Party, ceases, at Manager’s initiative, to perform all the duties of the Position, prior to completion of the Notice Period. Conversely, if, following notice of termination by either Party, Employer gives notice of immediate termination, to enter into effect immediately or otherwise prior to completion of the Notice Period, then Employer will be obliged to pay Manager a sum equal to Manager’s regular wages for the balance of the Notice Period remaining after the effective date of said early termination by Employer.

5.5
Notwithstanding the foregoing, in the event of a serious disciplinary offence, or a betrayal of trust by Manager, or Manager being involved in a criminal act classed as Avon or Pesha, then Employer shall be permitted to terminate this Agreement, together with employment relations hereunder, forthwith, without advance notice of any kind and without any payment in lieu of advance notice, and with revocation of any other right to which Manager may have been entitled, if at all, under this Agreement and/or under applicable law, howsoever in connection with termination of employment under other circumstances.

5.6
Manager acknowledges that the advance notice Manager would be entitled to receive under applicable Israeli law, is substantially less than the advance notice specified in Section 5.2 above, and accordingly that the advance notice terms in this agreement, in their entirety, including the advance notice that Manager undertakes to deliver to Employer, are more favourable to Manager than those stipulated by law.

Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy - Dated 16 April 2007

6.	Entire Agreement

This Agreement constitutes a special, individual employment agreement and comprises the full and exhaustive agreement between the Parties in connection with the employment relations between them. With respect to these employment relations, no other arrangements and/or agreements, currently in existence or to be in existence in the future at Employer, or any collective agreements that apply to and/or that may apply to other employees of Employer, if at all, will apply to Manager. For avoidance of doubt, this Agreement voids and comes in place of any prior arrangement or agreement, if at all, verbal or written, concerning employment relations between the Parties, if at all, and this Agreement alone shall exclusively apply to and be binding upon the Parties in respect of said employment relations.

7.	Miscellaneous

The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. Section headings are for convenience purposes only, and may not be used in the construction or interpretation of this Agreement. The contents of this Agreement shall also serve as notice given to Manager under the Notice to Manager Act (Terms of Employment), 5762 - 2002. No failure or delay on the part of any party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. In case any provision of the Agreement shall be declared by a competent court to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. Notices sent by one party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination 7 days after being deposited with the Post Office for despatch as registered mail, upon actual delivery when delivered by hand, and upon receipt of the recipient’s written confirmation (including electronic confirmation) of receipt when sent by fax, e-mail or other electronic means of communication.

In witness whereof the parties have executed this

Employment agreement on the date first above written:

______________________ Employer	______________________ Manager

Execution Copy

Exhibit A’

Dated this 31st day of July 2008 - Effective as of 1st June 2008

To the Individual Employment Agreement  (“Agreement”)
Between HOMI Israel Ltd. and Linor Labandter dated 16 April 2007

(Amending & Replacing Exhibit A’ Dated 16th April 2007)

Definition of Position and Terms of Employment

All terms that are capitalized herein and that are defined in the Agreement and not otherwise defined in this Exhibit A’ shall have the meanings given thereto in the Agreement. In the event of any inconsistency or contradiction between the provisions of this Exhibit and the provisions of the Agreement, the provisions of the Agreement shall prevail and be binding upon the Parties.

1.	Definition of Position

1.1
The Position in which Manager will be employed by Employer under the Agreement to which this forms an Exhibit comprises the following: (i) holding the position of CEO of Employer and (ii) performing the duties of CFO of the HOMI Companies. Furthermore, Manager shall, in the context of the Position, also discharge, inter alia, the following duties:

a.	managing and/or providing all necessary assistance in connection with administration, support and back-office duties of Employer;

b.	managing and/or providing all necessary assistance in connection with acquisition and sales of HOMI Companies;

c.	managing and/or providing all necessary assistance in connection with all finance-related matters of HOMI Companies;

d.	initiating, developing, coordinating and carrying out road-shows and other such activities for HOMI Companies;

e.	providing all necessary assistance in any other commercial matters which HOMI Companies’ CEO shall identify in writing from time to time.

1.2
The Position is a full time position, with it being understood that, in view of the seniority of the Position, Manager shall be required, according to Employer’s needs, to work more hours than a non-management employee, including outside of normal working hours, and in this respect each Party shall show consideration for the needs and constraints of the other.

1.3
Manager will perform the work at such location as Employer shall determine from time to time, provided that designation of a location which would require relocation by Manager shall be subject to advance coordination with Manager. Initially Manager will perform the work from home. As soon as possible, Employer shall make an office available to Manager, at Employer’s expense and if Employer shall fail to do so, then Employer will pay Manager for usage of Manager’s home resources and space as Manager’s office.

2.	Salary

2.1
The all inclusive monthly cost to Employer of Manager’s employment under this Agreement shall be NIS 45,000 (hereinafter: the “Cost of Employment”). Unless expressly stated to the contrary in this Exhibit, Cost of Employment shall include all wages and benefits whatsoever to which Manager is entitled under this Agreement and/or by law, and all of the price increase bonuses (tosefet yoker) and wage bonuses that have been paid to employees in Israel up to the effective date hereof, and all Employer withholding taxes and Employer deductions and contributions of all kinds and all other sums of any kind which form part of the cost to Employer of employing Manager under the Agreement, with the exception of sums which are clearly and unequivocally defined herein as being payable to Manager in addition to the Cost of Employment.

Exhibit A’ to Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy

2.2
Manager’s wages for the term of Manager’s employment under the Agreement shall be in the form of a monthly salary, which shall be paid to Manager in NIS, the amount of which salary, defined in gross terms, shall be calculated as a function of the Cost of Employment, taking into consideration all applicable taxes, social security payments, all other withholding payments required by law and all other benefits set forth herein, that form part of the Cost of Employment (hereinafter: the “Salary”).

3.	Car; Cellular Phone

For the duration of this Agreement, Manager shall have the right to the use of a car (belonging to group 3, per coordination between Employer and leasing company) and a cellular phone, including a hands-free accessory for using the phone in the car used by Manager (hereinafter: the “Car”, the “Phone”), belonging to or leased by Employer, and Employer shall bear the expenses of operating the Car and the Phone, with all such expenses being over and above, and not included in, the Cost of Employment, apart from taxes payable by Manager on the value of the benefit (shovi hatava). Manager undertakes to keep the Car and Phone in good, clean operating condition at all times, and likewise to ensure the Car’s availability for regular maintenance, tune-ups, testing etc., in accordance with Employer’s instructions from time to time, and to return the Car and Phone to Employer immediately upon termination of the Agreement, for whatever reason.

4.	Managers’ Insurance

4.1
For each month Manager is employed by the Employer pursuant to this Agreement, the following monthly payments will be deducted from and/or paid on the basis of the Salary, for Manager, to a Managers Insurance Policy of the Manager’s election:

a.	a sum equal to 8 1/3% (eight and one third) of the Salary will be paid by the Employer, to the Managers Insurance, as a Severance Fund;

b.
a sum equal to 5% of the Salary will be paid by Employer, and 5% of the Salary will be paid by Manager by means of deduction from the Salary, and these sums will be paid to the Managers Insurance, as a Provident Fund;

c.
a sum equal to 7.5% of the Salary will be paid by Employer, and 2.5% of the Salary will be paid by Manager by means of deduction from the Salary, and these sums will be paid to a Study Fund (Keren Hishtalmut).

d.	a portion of the Salary will be paid by Employer on account of general disability insurance, depending on Manager’s age and the applicable regulations.

4.2
The Managers Insurance Policy will be owned by Employer and issued in its name, provided however that Employer will unconditionally release and transfer said policy into the Manager’s name upon termination of the employment relations between the Parties.

4.3
In the event of dismissal or resignation which, pursuant to the Severance Pay Act, 5723 - 1963 (hereinafter: the “Severance Pay Act”), entitles the Manager to Severance Pay, Employer will release the Managers Insurance policy, in its entirety, to the Manager, as set forth above, together with a top-up payment equal to the difference between (i) the sums accrued in the Severance Fund and (ii) the Severance Pay to which Manager is entitled under the Severance Pay Act.

2

Exhibit A’ to Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy

5.	Composition of Wage Package

Notwithstanding the provisions of Section 3 and 4 above, upon Manager’s written request, Employer may be agreeable to changing the composition of the wage package set forth therein, provided, however, that the Salary and the Cost of Employment shall at all times remain as defined in Section 2 above, without change. For instance, if Employer agrees to a written request by Manager to reduce the payments being made under Section 4.1 above, whether this is with the objective of remaining beneath the ceiling recognised for tax purposes or otherwise, then Manager’s basic monthly wages and/or other elements of the wage package will be upwardly adjusted accordingly, so that the Salary and the Cost of Employment shall at all times remain as defined in Section 2 above, without change.

6.	Reimbursements

For the duration of this Agreement, Employer shall reimburse Manager, over and above the Cost of Employment, for the monthly cost of an internet connection and for all reasonable out-of-pocket expenses in respect of travel, hosting (including refreshments) of Employer’s guests, and purchasing and usage of necessary office equipment, including printer, fax machine etc., which were incurred by Manager in the course of discharging Manager’s duties under this Agreement, provided that any single or recurring expense in excess of NIS 1,000 shall be subject to Employer’s prior written approval.

7.	Bonus and Options

7.1
For the duration of this Agreement, Manager shall be entitled to receive, in addition to the Salary, whatever portion of whatever Management Bonus program that is approved by HOMI Int’l’s Board of Directors, from time to time, as being payable to HOMI Companies’ CFO (the “Bonus”).

7.2	Any Bonus payable to Manager shall be paid at such times and in such manner as approved by HOMI Int’l’s Board.

7.3
In the event that HOMI Int’l may approve an employee stock option plan, it is understood that various members of management of HOMI Companies would receive rights under such plan, including the function of HOMI Companies’ CFO, in which case Manager shall be entitled to whatever specific rights may be designated in such plan to the HOMI Companies’ CFO. Employer encourages employees of HOMI Companies to own shares in HOMI Int’l and will recommend that Manager receive entitlements to purchase such shares, in the context of programs that may be approved by HOMI Int’l’s Board of Directors.

8.	Taxes

All payments and benefits due from Employer to Manager under the terms of the Agreement will be subject to the deduction of all applicable taxes, social security payments and any other withholding payments required by law.

9.	Vacation; Convalescence; Sick Pay

9.1

a.
Manager will be entitled to 30 days of fully-paid annual vacation (said quantity including 22 work days and the intervening Fridays and Saturdays). Unused annual vacation days may be accumulated from one year to the next, provided that Manager’s total aggregate, cumulative entitlement to vacation days at any time cannot exceed a ceiling of 45 vacation days.

3

Exhibit A’ to Employment Agreement
HOMI Israel Ltd. – Linor Labandter
Execution Copy

b.
Employer will determine the timing of the annual vacation, as much as possible giving consideration to Manager’s needs and requests, and to the projects that are underway at that time and the degree of flexibility that can be shown by Employer.

9.2
Any entitlement of Manager in relation to Sick Pay and Convalescence Pay shall be as determined by applicable law. Sick Pay is already included in the Cost of Employment, but Convalescence Pay shall be paid over and above the Cost of Employment.

______________________ Employer	______________________ Manager

4